Exhibit 99.1

MATERION CORPORATION ANNOUNCES PLANS TO CONSOLIDATE MANUFACTURING OPERATIONS

MAYFIELD HEIGHTS, Ohio — December 10, 2012 — Materion (NYSE-MTRN) today announced plans to consolidate the manufacturing operations of certain of its businesses along with the related cost and expected net income benefit.

The Company’s facility in the Czech Republic will be shut down and its business consolidated into an existing related facility in Ireland. The Company has also announced plans to close its Buellton, California optical coatings facility and consolidate production with operations at Company locations in Westford, Massachusetts and Shanghai, China. In addition, the Company also plans to consolidate operations in its Albuquerque, New Mexico Advanced Materials business from four facilities to two.

The consolidation of these facilities will allow for improved operating efficiency, cost savings and the ability to service the market more effectively. Costs related to these facility consolidations are expected to negatively impact earnings in the fourth quarter of the year by approximately $0.10 per share. An additional $0.10 per share is expected to be incurred in 2013. When combined with the already announced closure and consolidation of its Newburyport, Massachusetts operations and other actions taken at its Shanghai, China facility, the costs and benefits are expected to be neutral to 2013 and favorably impact earnings by approximately $0.20 per share in 2014.

The global macroeconomic environment continues to remain uncertain and visibility is short. Order entry continues to be choppy. Taking this, as well as the effect of the above-mentioned charges, into consideration, the Company now expects earnings for 2012 to be in the range of $1.30 to $1.35 per share versus the previously announced range of $1.40 to $1.45 per share.

CHAIRMAN’S COMMENTS

Richard J. Hipple, Chairman, President and CEO, stated, “Manufacturing improvements, coupled with our more recent acquisitions, have given us the opportunity to consolidate operations, and therefore reduce costs and service our global customer base more effectively. The actions announced today will position the Company to operate more efficiently and generate higher future earnings.”

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

•	The global economy;

•	The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being: consumer electronics, industrial and commercial aerospace, defense and science, energy, medical, automotive electronics, telecommunications infrastructure and appliance;

•	The actual costs in connection with the facility consolidation, which could vary based on a number of factors, including the timing of such considerations;

•	Changes in product mix and the financial condition of customers;
•	Actual sales, operating rates and margins for 2012;
•	Our success in developing and introducing new products and new product ramp-up rates;

•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

•	Our success in integrating acquired businesses, including EIS Optics Limited and Aerospace Metal Composites Limited;

•	Our success in moving the microelectronics packaging operations to Singapore;

•	Our success in implementing our strategic plans and the timely and successful completion and start-up of any capital projects, including the new primary beryllium facility in Elmore, Ohio;

•	The availability of adequate lines of credit and the associated interest rates;

•	The impact of the results of acquisitions on our ability to achieve fully the strategic and financial objectives related to these acquisitions;

•	Other financial factors, including the cost and availability of raw materials (both base and precious metals), physical inventory valuations, metal financing fees, tax rates, exchange rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive compensation plans;

•	The uncertainties related to the impact of war, terrorist activities and acts of God;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects;

•	The timing and ability to achieve further efficiencies and synergies resulting from our name change and product line alignment under the Materion name and Materion brand;

•	Our success in consolidating manufacturing operations within certain businesses; and

•	The risk factors set forth in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011.

Materion Corporation is headquartered in Mayfield Heights, Ohio. The Company, through its wholly owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

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Investor Contact:	Media Contact:

Michael C. Hasychak (216) 383-6823 mike.hasychak@materion.com	Patrick S. Carpenter (216) 383-6835 patrick.carpenter@materion.com

http://www.materion.com
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